================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           UNITY WIRELESS CORPORATION
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                        COMMON STOCK, PAR VALUE $0.001**
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    913347100
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                NOVEMBER 24, 2006
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


--------------------------------------------------------------------------------

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[_]   RULE 13d-1(b)

[X]   RULE 13d-1(c)

[_]   RULE 13d-1(d)


**AS SOME OF THE SECURITIES BENEFICIALLY OWNED BY THE REPORTING PERSONS REFLECT SHARES OF PREFERRED STOCK OF THE ISSUER CONVERTIBLE INTO SHARES OF COMMON STOCK OF THE ISSUER, THE FIGURES IN THIS STATEMENT ARE REFLECTED ON AN "AS-CONVERTED" BASIS.
================================================================================

===================                                           ==================
CUSIP No. 913347100                SCHEDULE 13G               Page 2 of 16 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel II Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                12,736,421 common shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                12,736,421 common shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        12,736,421 common shares*
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.87%**
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

*INCLUDES WARRANTS EXERCISABLE INTO 3,918,899 SHARES OF COMMON STOCK OF THE ISSUER.

**BASED ON 107,302,851 SHARES OF COMMON STOCK OF THE ISSUER OUTSTANDING (ON AN AS-CONVERTED BASIS) AS OF OCTOBER 31, 2006 AND ASSUMES THE EXERCISE OF WARRANTS EXERCISABLE INTO 3,918,899 SHARES OF COMMON STOCK OF THE ISSUER).

===================                                           ==================
CUSIP No. 913347100                SCHEDULE 13G               Page 3 of 16 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Advent PGGM Gemini Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                12,736,421 common shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                12,736,421 common shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        12,736,421 common shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.87%**
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

*INCLUDES WARRANTS EXERCISABLE INTO 3,918,899 SHARES OF COMMON STOCK OF THE ISSUER.

**BASED ON 107,302,851 SHARES OF COMMON STOCK OF THE ISSUER OUTSTANDING (ON AN AS-CONVERTED BASIS) AS OF OCTOBER 31, 2006 AND ASSUMES THE EXERCISE OF WARRANTS EXERCISABLE INTO 3,918,899 SHARES OF COMMON STOCK OF THE ISSUER).

===================                                           ==================
CUSIP No. 913347100                SCHEDULE 13G               Page 4 of 16 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel II Parallel Fund Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                12,736,421 common shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                12,736,421 common shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        12,736,421 common shares*
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.87%**
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

*INCLUDES WARRANTS EXERCISABLE INTO 3,918,899 SHARES OF COMMON STOCK OF THE ISSUER.

**BASED ON 107,302,851 SHARES OF COMMON STOCK OF THE ISSUER OUTSTANDING (ON AN AS-CONVERTED BASIS) AS OF OCTOBER 31, 2006 AND ASSUMES THE EXERCISE OF WARRANTS EXERCISABLE INTO 3,918,899 SHARES OF COMMON STOCK OF THE ISSUER).

===================                                           ==================
CUSIP No. 913347100                SCHEDULE 13G               Page 5 of 16 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Capital Associates, Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                12,736,421 common shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                12,736,421 common shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        12,736,421 common shares*
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.87%**
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

*INCLUDES WARRANTS EXERCISABLE INTO 3,918,899 SHARES OF COMMON STOCK OF THE ISSUER.

**BASED ON 107,302,851 SHARES OF COMMON STOCK OF THE ISSUER OUTSTANDING (ON AN AS-CONVERTED BASIS) AS OF OCTOBER 31, 2006 AND ASSUMES THE EXERCISE OF WARRANTS EXERCISABLE INTO 3,918,899 SHARES OF COMMON STOCK OF THE ISSUER).

===================                                           ==================
CUSIP No. 913347100                SCHEDULE 13G               Page 6 of 16 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Israel Funds Ltd.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                12,736,421 common shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                12,736,421 common shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        12,736,421 common shares*
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.87%**
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        CO
================================================================================

*INCLUDES WARRANTS EXERCISABLE INTO 3,918,899 SHARES OF COMMON STOCK OF THE ISSUER.

**BASED ON 107,302,851 SHARES OF COMMON STOCK OF THE ISSUER OUTSTANDING (ON AN AS-CONVERTED BASIS) AS OF OCTOBER 31, 2006 AND ASSUMES THE EXERCISE OF WARRANTS EXERCISABLE INTO 3,918,899 SHARES OF COMMON STOCK OF THE ISSUER).

===================                                           ==================
CUSIP No. 913347100                SCHEDULE 13G               Page 7 of 16 Pages
===================                                           ==================

================================================================================
  1     NAME OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

        Gemini Partner Investors L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Israel
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                12,736,421 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                  0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                12,736,421 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        12,736,421 shares*
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.87%**
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================

*INCLUDES WARRANTS EXERCISABLE INTO 3,918,899 SHARES OF COMMON STOCK OF THE ISSUER.

**BASED ON 107,302,851 SHARES OF COMMON STOCK OF THE ISSUER OUTSTANDING (ON AN AS-CONVERTED BASIS) AS OF OCTOBER 31, 2006 AND ASSUMES THE EXERCISE OF WARRANTS EXERCISABLE INTO 3,918,899 SHARES OF COMMON STOCK OF THE ISSUER).

===================                                           ==================
CUSIP No. 913347100                SCHEDULE 13G               Page 8 of 16 Pages
===================                                           ==================

ITEM 1.

         (a)      Name of Issuer:

                  Unity Wireless Corporation (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  7438 Fraser Park Drive
                  Burnady, British Columbia, Canada V5J 5B9

ITEM 2.

         (a)      Name of Person Filing:

                  (1) Gemini Israel II Parallel Fund Limited Partnership
                      ("GIPF");

                  (2) Gemini Israel II Limited Partnership ("GI2");

                  (3) Advent PGGM Gemini Limited Partnership ("Advent");

                  (4) Gemini Partners Investors L.P. ("GPI");

                  (5) Gemini Capital Associates, Limited Partnership ("GPLP1");
                      and

                  (6) Gemini Israel Funds Ltd. ("GPGP"); and

                  The entities and persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

         (b)      Address of Principal Business Office or, if none, Residence:

                  The address of the principal business office of each of GIPF, GI2, Advent, GPI, GPLP1 and GPGP is: 9 Hamenofim Street, Herzliya Pituach 46725 Israel

         (c)      Citizenship:

                  GIPF, GI2, Advent and GPLP1 are limited partnerships organized under the laws of the State of Delaware. GPI is a limited partnership organized under the laws of the Country of Israel. GPGP is a company organized under the laws of the Country of Israel.

         (d)      Title of Class of Securities: Common Stock

         (e)      CUSIP Number: 913347100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A: NOT APPLICABLE

         (a)      |_| Broker or dealer registered under section 15 of the Act
         (b)      |_| Bank as defined in section 3(a)(6) of the Act
         (c)      |_| Insurance company as defined in section 3(a)(19) of the
                      Act
         (d)      |_| Investment company registered under section 8 of the
                      Investment Company Act of 1940
         (e)      |_| An investment adviser in accordance with
                      ss.240.13d-1(b)(1(ii)(E)
         (f)      |_| An employee benefit plan or endowment fund in accordance
                      with ss.240.13d-1(b)(1)(ii)(F)
         (g)      |_| A parent holding company or control person in accordance
                      with ss.240.13d-1(b)(1)(ii)(G)
         (h)      |_| A savings association as defined in section 3(b) of the
                      Federal Deposit Insurance Act
         (i)      |_| A church plan that is excluded from the definition of an
                      investment company under section 3(c)(14) of the Investment Company Act of 1940
         (j)      |_| Group, in accordance with ss.240.13d-1(b)-1(ii)(J)

===================                                           ==================
CUSIP No. 913347100                SCHEDULE 13G               Page 9 of 16 Pages
===================                                           ==================

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount Beneficially Owned:


                  As some of he securities beneficially owned by the Reporting Persons reflect shares of preferred stock of the Issuer convertible into shares of common stock of the Issuer, the figures in this statement are shown on an as converted basis.

                  GI2 is the record holder of 5,916,880 shares of common stock of the Issuers (includes 303,119 shares of common stock of the Issuer held in escrow).

                  Advent is the record holder of 755,687 shares of common stock of the Issuers (includes 38,706 shares of common stock of the Issuer held in escrow).

                  GIPF is the record holder of 5,949,321 shares of common stock of the Issuers (includes 399,506 shares of common stock of the Issuer held in escrow).

                  GPI is the record holder of 114,533 shares of common stock of the Issuers (includes 5,896 shares of common stock of the Issuer held in escrow).

         (b) Percent of Class: 11.87%

         (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 0 shares

                  (ii) Shared power to vote or to direct the vote: 12,736,421 shares of common stock

                  (iii) Sole power to dispose or to direct the disposition of:
                        0 shares

                  (iv) Shared power to dispose or to direct the disposition of:
                       12,736,421 shares of common stock

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|. N/A

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

===================                                          ===================
CUSIP No. 913347100                SCHEDULE 13G              Page 10 of 16 Pages
===================                                          ===================

ITEM 10. CERTIFICATION

         N/A

===================                                          ===================
CUSIP No. 913347100                SCHEDULE 13G              Page 11 of 16 Pages
===================                                          ===================


SIGNATURE
---------

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Date:   December 5, 2006

GEMINI ISRAEL II PARALLEL FUND LIMITED PARTNERSHIP

     By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:                 *
         ---------------------------------


GEMINI ISRAEL II LIMITED PARTNERSHIP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:                 *
         ---------------------------------


ADVENT PGGM GEMINI LIMITED PARTNERSHIP

     By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:                 *
         ---------------------------------


GEMINI PARTNERS INVESTORS L.P.

          By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD. , its general partner

     By:                 *
         ---------------------------------


GEMINI CAPITAL ASSOCIATES LP

         By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:                 *
         ---------------------------------


GEMINI ISRAEL FUNDS LTD.

     By:                 *
         ---------------------------------

===================                                          ===================
CUSIP No. 913347100                SCHEDULE 13G              Page 12 of 16 Pages
===================                                          ===================


* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to a Power of Attorney previously filed with the Securities and Exchange Commission on February 10, 2006 and attached hereto as Exhibit 2 .

/s/ Yossi Sela
-------------------------
Yossi Sela
Individually and as Attorney-in-Fact

===================                                          ===================
CUSIP No. 913347100                SCHEDULE 13G              Page 13 of 16 Pages
===================                                          ===================

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of common stock of Unity Wireless Corp.

EXECUTED this 6th day of December, 2006.

GEMINI ISRAEL II PARALLEL FUND LIMITED PARTNERSHIP

     By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:                 *
         ---------------------------------


GEMINI ISRAEL II LIMITED PARTNERSHIP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:                 *
         ---------------------------------


ADVENT PGGM GEMINI LIMITED PARTNERSHIP

     By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:                 *
         ---------------------------------


GEMINI PARTNERS INVESTORS L.P.

          By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD. , its general partner

     By:                 *
         ---------------------------------


GEMINI CAPITAL ASSOCIATES LP

         By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By:                 *
         ---------------------------------


GEMINI ISRAEL FUNDS LTD.

     By:                 *
         ---------------------------------

===================                                          ===================
CUSIP No. 913347100                SCHEDULE 13G              Page 14 of 16 Pages
===================                                          ===================


*By: /s/ Yossi Sela
     ---------------------
     Yossi Sella
     Individually and as Attorney-in-Fact

This Schedule 13G was executed by Yossi Sela on behalf of the above indicated filers pursuant to a Power of Attorney which was previously filed with the Securities and Exchange Commission on February 10, 2006 and said Power of Attorney is incorporated herein by reference and a copy of which is attached as
Exhibit 2.

===================                                          ===================
CUSIP No. 913347100                SCHEDULE 13G              Page 15 of 16 Pages
===================                                          ===================


                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Yossi Sella and David Cohen, and each of them with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.


IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 9th day of February, 2006.


GEMINI ISRAEL II PARALLEL FUND LIMITED PARTNERSHIP

     By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By: /s/ Yossi Sela
         ------------------------------------


GEMINI ISRAEL II LIMITED PARTNERSHIP

     By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By: /s/ Yossi Sela
         ------------------------------------


ADVENT PGGM GEMINI LIMITED PARTNERSHIP

     By:  GEMINI CAPITAL ASSOCIATES LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By: /s/ Yossi Sela
         ------------------------------------


GEMINI PARTNERS INVESTORS L.P.

          By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD. , its general partner

     By: /s/ Yossi Sela
         ------------------------------------

===================                                          ===================
CUSIP No. 913347100                SCHEDULE 13G              Page 16 of 16 Pages
===================                                          ===================


GEMINI ISRAEL III LIMITED PARTNERSHIP

          By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD. , its general partner

     By: /s/ Yossi Sela
         ------------------------------------


GEMINI ISRAEL III OVERFLOW FUND LIMITED PARTNERSHIP

          By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD. , its general partner

     By: /s/ Yossi Sela
         ------------------------------------


GEMINI ISRAEL III PARALLEL FUND LIMITED PARTNERSHIP

          By:  GEMINI CAPITAL ASSOCIATES III LIMITED PARTNERSHIP

             By:  GEMINI ISRAEL FUNDS LTD. , its general partner

     By: /s/ Yossi Sela
         ------------------------------------


GEMINI CAPITAL ASSOCIATES, LIMITED PARTNERSHIP

         By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By: /s/ Yossi Sela
         ------------------------------------


GEMINI CAPITAL ASSOCIATES III, LIMITED PARTNERSHIP

         By:  GEMINI ISRAEL FUNDS LTD., its general partner

     By: /s/ Yossi Sela
         ------------------------------------


GEMINI ISRAEL FUNDS LTD.

     By: /s/ Yossi Sela
         ------------------------------------